Exhibit 10.1

February 29, 2016

Mr. James B. Kirkland III

Vector Group Ltd.

4400 Biscayne Blvd

Miami, FL 33137

Dear Bryant:

This letter agreement constitutes an amendment to the Employment Agreement dated as of January 27, 2006 (the “Agreement”), by and between Vector Group Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), and J. Bryant Kirkland III (the “Executive”). The Company and Executive wish to amend the Agreement as set forth below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

A. The Agreement is amended in the following respects:

Section 3(b) of the Agreement is deleted and replaced by the following:

(b) Annual Incentive Compensation. During the Employment Period, the Executive shall be entitled to participate in the Company’s 2014 Management Incentive Plan (together with any amendments or successor incentive plans thereto, the “Plan”), including any predecessor or successor plan thereto, commencing with the calendar year ending December 31, 2006, and be eligible to receive an annual bonus (“Bonus Amount”) based on a target bonus opportunity of 25% of Base Salary for periods ending before January 1, 2016 and a bonus opportunity of 33.33% of Base Salary for periods beginning after December 31, 2015. Bonus payments shall be subject to compliance with performance goals determined by the Compensation Committee of the Board in accordance with the Plan.

B. This letter agreement constitutes an amendment to and a modification of the Agreement and shall for all purposes be considered a part of the Agreement. Except as amended hereby, the Agreement is confirmed and ratified in all respects and shall remain in full force and effect.

James B. Kirkland III

February 29, 2016

Please indicate your agreement with the foregoing by countersigning two copies of this letter agreement in the space provided below and returning one of such copies to us.

Very truly yours,

VECTOR GROUP LTD.

By:	/s/ Richard J. Lampen
Richard J. Lampen
Executive Vice President

The foregoing letter agreement is consented and agreed to as of the date first above written.

By:	/s/ James B. Kirkland III
James B. Kirkland III
Address Redirected

By:	/s/ Jeffrey S. Podell
Jeffrey S. Podell
Chairman of the Compensation Committee